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Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO William S. Dickey, Executive Vice President/COO Randall J. Larson, Executive Vice President/CFO 303-626-8200

TransMontaigne Inc. To Expand Terminaling Network

July 7, 2005	Immediate Release

        Denver, Colorado—TransMontaigne Inc. (NYSE:TMG) today announced the signing of a purchase agreement to acquire the stock of Radcliff/Economy Marine Services, Inc. ("Radcliff"). Radcliff owns and operates three petroleum products terminals, two in Mobile, Alabama and one in Pensacola, Florida, with combined storage capacity of approximately 350,000 barrels. These terminals deliver over 20,000 barrels per day of gasoline, distillates, residual fuel oils and lubrication products. In addition TransMontaigne will be acquiring 2 tugboats, 7 barges and 12 tractors and associated trailers that provide delivery services to both the marine industry and land based operators in the Mobile, Alabama and Pensacola, Florida markets. It is anticipated that substantially all of Radcliff's existing 66 employees will be retained by TransMontaigne Inc. The purchase price is composed of $40 million payable in cash plus the assumption of Radcliff's existing outstanding debt. The purchase price is subject to adjustment for changes in working capital at the time of closing. The transaction is anticipated to close on August 1, 2005 and is subject to further due diligence by TransMontaigne and approval by TransMontaigne's board.

        The Radcliff acquisition is a complement to TransMontaigne's existing coastal waterborne terminaling businesses and will expand TransMontaigne into the lube oil marketing arena. TransMontaigne's coastal service area will now include Mobile, Alabama; Pensacola, Tampa Bay, Port Manatee, Miami, Port Everglades, Cape Canaveral, Jacksonville, Florida; and Norfolk, Virginia. "We are excited about adding these three terminals and Radcliff's distribution capabilities to our existing gasoline, distillate, and residual fuel marketing efforts. We are looking forward to returning to the Pensacola market and increasing Radcliff's existing tank capacity," said William S. Dickey, Executive Vice President/COO.

        To the extent that the new Mobile and Pensacola facilities generate MLP qualified income, TransMontaigne Partners L.P. (NYSE:TLP) has an existing right to acquire the Radcliff terminals from TransMontaigne Inc. over the next two years.

        TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company's principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, and (iii) supply chain management services. The Company's customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products. Corporate news and additional information about TransMontaigne Inc. is available on the Company's web site: www.transmontaigne.com

Forward-Looking Statements

        This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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TransMontaigne Inc. To Expand Terminaling Network